Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280398

Prospectus Supplement No. 7
(to Prospectus dated May 8, 2025)

Flagstar Financial, Inc.

This prospectus supplement amends and supplements the prospectus dated May 8, 2025, as amended or supplemented from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-280398). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of up to (i) 263,828,622 shares of our common stock, par value $0.01 per share (“Common Stock”), and (ii) 314,954 net-settled warrants (“Warrants”). The shares of Common Stock and Warrants are referred to as the “Securities” herein.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FLG.” On October 7, 2025, the closing price of our Common Stock on the NYSE was $12.07 per share. The Warrants are not listed for trading on the NYSE or any other national securities exchange.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2025

FLAGSTAR FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-31565	06-1377322
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

102 Duffy Avenue,	Hicksville,	New York	11801
(Address of principal executive offices)
(516) 683-4100
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	FLG	New York Stock Exchange
Bifurcated Option Note Unit Securities SM	FLG PRU	New York Stock Exchange
Depositary Shares each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock	FLG PRA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 8.01	Other Events

On October 3, 2025, the Office of the Comptroller of the Currency approved the application of Flagstar Financial, Inc. (the “Company”) to reorganize as a federal interim savings bank and immediately thereafter merge with and into Flagstar Bank, National Association (“Flagstar Bank”), with Flagstar Bank as the surviving entity. As a result of the transaction, Flagstar Bank will become publicly traded on the New York Stock Exchange. The transaction remains subject to approval of the Company’s shareholders, which will be considered at a meeting scheduled for October 15, 2025. Subject to obtaining shareholder approval, the Company expects the transaction to close in mid-to late- October 2025.

Item 9.01	Financial Statements and Exhibits

(d) Attached as Exhibit 99.1 is the press release issued by the Company on October 6, 2025 announcing the receipt of OCC approval of internal reorganization and merger.

Exhibit	Description of Exhibit
No.
99.1	Press release issued by the Company on October 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	October 7, 2025	FLAGSTAR FINANCIAL, INC.

/s/ Bao Nguyen
Bao Nguyen
Senior Executive Vice President, General Counsel and Chief of Staff